Exhibit 99.B(i)(2)

April 16, 2019

The Boston Trust & Walden Funds
4400 Easton Commons, Suite 200

Columbus, Ohio 43219

Re: The Boston Trust & Walden Funds, File Nos. 333-44964 and 811-6526

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 149 to the Registration Statement for The Boson Trust & Walden Funds (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 163 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

MVW/ps